                                                                    EXHIBIT 2.25



                       AMENDMENT NO. 2 TO MERGER AGREEMENT



     AMENDMENT NO. 2, dated as of August 3, 1998 by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE SACRAMENTO, a Delaware corporation ("Acquisition"), SIERRA OFFICE SYSTEMS AND PRODUCTS, INC., a California corporation ("Company"), MICHAEL KIPP, an individual resident in California, JOHN E. KIPP, JR. and ROSE MARIE KIPP (each a "Seller" collectively the "Sellers").

                                   WITNESSETH
                                   ----------

     WHEREAS, the parties hereto are parties to that certain merger agreement, dated as of April 23, 1998 (the "Original Merger Agreement"), as amended on May 20, 1998 (collectively the "Original Agreements"); and

     WHEREAS, the parties desire to amend the original Agreements in accordance with the terms set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 2.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          2.7  CONVERSION OF COMPANY COMMON STOCK

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of Buyer, Acquisition, the Company or Sellers; (1) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 1 share of capital stock of the Surviving Corporation, and (2) the shares of the Company held by Sellers (and the other shareholders of the Company) shall be converted into and shall become, without further action on the part of the Sellers and the other shareholders of the Company, the right to receive seven
(7) times the Company's actual adjusted EBITDA (as set forth in Schedule 2.7(a)) for the fiscal year ending March 31, 1998, which shall be composed of the Company's pre-tax earnings for the fiscal year ending March 31, 1998 plus the sum of (x) interest in an amount not less than $310,000, (y) depreciation and amortization in an amount not less than $200,000 and (z) the adjustments listed on Schedule 2.7(a) in the amount of $217,000, plus the additional consideration set forth in Section 2.7(b) below (the "Purchase Price"). The Purchase Price shall be reduced by (a) any amounts outstanding under the Company's line of credit with San Jose National Bank on the Closing Date; (b) any accounts payable over 30 days on the Closing Date; (c) any negative cash balance per the Company's financial records on the Closing Date; and (d) the amount of legal fees and costs incurred by the Company in connection with the negotiation and documentation of this Agreement and the Employment Agreement that will have been paid and/or remain payable on the Closing Date. The Purchase Price shall be further adjusted (increased or decreased, as the case may be) by the difference between the amount of accounts receivable (less than 90 days), inventory and accounts payable on the Closing Date as compared to the amount of the Company's accounts receivable (less than 90 days), inventory and accounts payable on December 31, 1997. The consideration shall consist of shares of restricted Common Stock of Buyer which number of shares of Common Stock shall be determined by dividing the Purchase Price above by Buyer's initial public offering price per share (the "IPO Price"), provided, however, that the consideration to be received by shareholders, other than the Sellers, shall consist only of cash.

          (b) As additional consideration, in connection with that certain promissory note (the "Promissory Note") issued by Sellers to the Company in the amount of $875,000 on the date of the Original Merger Agreement and which is expected to be about $800,000 on the Closing Date, at the Buyer's option, (i) the Sellers (and the other shareholders of the Company) shall receive $550,000 in cash or (ii) Buyer shall forgive $550,000 of the principal amount of the Promissory Note, in either case in three (3) equal installments, over a three
(3) year period, beginning one (1) year from the Closing Date.

     2. Section 7.11 of the Merger Agreement is hereby deleted in its entirety and replaced with following:

     7.11 PROMISSORY NOTE

          Michael Kipp and Company shall have entered into a revised Promissory Note as of the Closing, which shall provide for interest at the rate of six percent (6%) per annum, to be paid on the annual anniversary of the revised Promissory Note, with all principal due and payable on the third anniversary of such note, and which shall be secured by a number of shares of Buyer's Common Stock issued to Sellers in this Agreement equal to $250,000 principal amount of the revised Promissory Note divided by the IPO Price. Such shares shall be released upon the full payment of such Promissory Note, which may be prepaid at any time without penalty.

     3. The Original Agreements, as hereby amended, shall remain in full force and effect.

     4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                        OFFICE CENTRE CORPORATION

                                        By: /s/ Robert J. Gillon, Jr.
                                           -----------------------------


                                        OFFICE CENTRE SACRAMENTO

                                        By: /s/ Robert J. Gillon, Jr.
                                           ------------------------------


                                        SIERRA OFFICE SYSTEMS AND PRODUCTS, INC.

                                        By:   /s/ Michael Kipp
                                           ------------------------------


                                        /s/ Michael Kipp
                                        ------------------------------
                                        MICHAEL KIPP


                                        /s/ John E. Kipp, Jr.
                                        ------------------------------
                                        JOHN E. KIPP, JR.


                                        /s/ Rose Marie Kipp
                                        ------------------------------
                                        ROSE MARIE KIPP